UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:

	(2)	Aggregate number of securities to which the transaction applies:

	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

Portland, Oregon

April 11, 2011

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders at 9:00 a.m., Pacific Time, on May 26, 2011 at The Governor Hotel, 614 SW 11th Ave, Portland, Oregon 97205.

Details of the business to be conducted at the meeting are provided in the accompanying Notice of Annual Meeting and Proxy Statement. At the meeting, we will also report on our operations and respond to your questions.

Your vote is very important. Whether or not you attend the annual meeting in person, it is important that your shares are represented and voted at the meeting. Please promptly sign, date and return the enclosed proxy card in the postage-prepaid envelope. If you attend the meeting, you will have the right to revoke your proxy and vote your shares in person. Retention of the proxy is not necessary for admission to or identification at the meeting.

Very truly yours,

/s/ Michelle M. Lantow

Michelle M. Lantow, Corporate Secretary

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2011

To the Stockholders of McCormick & Schmick’s Seafood Restaurants, Inc.:

Our annual meeting will be held at 9:00 a.m., Pacific Daylight Time, on May 26, 2011 at The Governor Hotel, 614 SW 11th Ave, Portland, Oregon 97205. Directions to The Governor Hotel are available on its Internet website at www.thegovernorhotel.com.

The purposes of the meeting are:

1.	To elect the seven directors named in the proxy statement;

2.	To take an advisory vote on compensation of our named executive officers as described in the proxy statement;

3.	To take an advisory vote regarding the frequency of stockholders’ advisory voting regarding compensation of our named executive officers, whether every year, every two years, or every three years;

4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011; and

5.	To act upon any other matter that properly comes before the meeting.

Only stockholders of record at the close of business on April 13, 2011, the record date, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. A list of stockholders will be available for inspection by stockholders at our corporate headquarters commencing ten days before the date of the annual meeting.

Even if you plan to attend the meeting in person, please sign, date and return the enclosed proxy in the enclosed postage-prepaid envelope. You may attend the meeting in person even if you send in your proxy; retention of the proxy is not necessary for admission to or identification at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 26, 2011. The proxy statement and annual report to security holders are available on our website at www.mccormickandschmicks.com, Investor Relations, SEC Filings. The contents of our website are not incorporated into this filing.

By Order of the Board of Directors

/s/ Michelle M. Lantow

Michelle M. Lantow, Corporate Secretary

Portland, Oregon

April 11, 2011

PROXY STATEMENT

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

PROXY STATEMENT

Annual Meeting of Stockholders

SUMMARY OF PROCEDURES

How Proxies Will Be Solicited. The Board of Directors of McCormick & Schmick’s Seafood Restaurants, Inc., which we refer to as the “Company,” is soliciting proxies to be used at the annual meeting of stockholders to be held at 9:00 a.m., Pacific Daylight Time, on May 26, 2011 at The Governor Hotel, 614 SW 11th Ave, Portland, Oregon 97205 for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement, the form of proxy and our 2010 Annual Report will be mailed to stockholders on or about April 25, 2011, at our cost. The proxy statement and Annual Report on Form 10-K are also available on our website at www.mccormickandschmicks.com, Investor Relations, SEC Filings and the website of the Securities and Exchange Commission (“SEC”) at www.sec.gov. We will request fiduciaries, custodians, brokerage houses and similar parties to forward copies of proxy materials to beneficial owners of the Company’s stock, and we will reimburse these parties for their reasonable and customary charges for expenses of distribution. Proxies will be solicited by use of the mail and the Internet, and our directors, officers and employees may also solicit proxies by telephone, fax, e-mail or personal contact. No additional compensation will be paid for these services.

Householding of Proxy Materials. The SEC has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements for two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” may be more convenient for security holders and save costs for companies. A number of brokers with account holders who are Company stockholders will be householding our proxy materials. If you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or write to us at McCormick & Schmick’s Seafood Restaurants, Inc., Attention: Investor Relations, 1414 NW Northrup Street, Suite 700, Portland, Oregon 97209 or contact us at (203) 682-8200. If you now receive multiple copies of the proxy statement and would like to request householding of your communications, please contact your broker.

Who Can Vote. Only stockholders of record at the close of business on April 13, 2011 (the “record date”) are entitled to notice of and to vote at the annual meeting or any adjournment of the meeting. At the close of business on the record date, there were issued and outstanding 14,869,948 shares of Common Stock, the only outstanding voting security of the Company. Each share of Common Stock issued and outstanding is entitled to one vote in each matter properly presented at the Annual Meeting. Holders of Common Stock do not have cumulative voting rights.

How You Can Vote. Please mark your proxy, sign and date it, and return it in the enclosed postage-paid envelope. To ensure your vote is counted, we must receive your proxy before or at the annual meeting. All of your shares that have been properly voted will be voted at the annual meeting in accordance with your instructions unless you earlier revoke your proxy. If you sign your proxy card but do not give voting instructions, the shares represented by your proxy will be voted as recommended by the Board of Directors.

If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on any of the proposals, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. Please note the rules that guide how brokers vote your shares recently changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote.

How You Can Revoke Your Proxy and Change Your Vote. You can revoke your proxy at any time before it is voted at the annual meeting by:

•	Sending written notice of revocation with a later date than the date of the proxy to the Secretary;

•	Submitting to the Secretary a later-dated proxy relating to the same shares; or

•

Attending the annual meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Attendance at the Annual Meeting without taking one of the foregoing measures will not constitute a revocation of a proxy.

Any written notice revoking a proxy should be sent to McCormick & Schmick’s Seafood Restaurants, Inc., c/o Michelle M. Lantow, Corporate Secretary, 1414 NW Northrup Street, Suite 700, Portland, Oregon 97209, or hand delivered to Ms. Lantow at or before the vote at the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On April 4, 2011 the Company was made aware of a public statement by Landry’s Restaurants, Inc., and Tilman J. Fertitta, pursuant to which those persons announced an intention to commence a tender offer for up to all of our common stock not presently owned by Mr. Fertitta and his affiliates. As of such date, and based upon publicly available filings, Mr. Fertitta owns 10.1% of our common stock. The consummation of such an offer, if commenced, would result in a change of control of the Company.

The following table sets forth as of March 30, 2011 the beneficial ownership of our Common Stock by:

•	each person who beneficially owns more than 5% of our Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o McCormick & Schmick’s Seafood Restaurants, Inc., 1414 NW Northrup Street, Suite 700, Portland, Oregon 97209.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, a person named in the table below has sole voting and investment power for all shares of Common Stock shown as beneficially owned by that person.

	Shares Beneficially Owned(1)
Name	Number	Percentage of Shares
Fred Alger Management, Inc.(2)	2,250,486	15.1%
111 Fifth Avenue
New York, NY 10003
FMR LLC(3)	1,674,139	11.3%
82 Devonshire Street
Boston, MA 02109
Tilman J. Fertitta(4)	1,496,281	10.1%
15010 West Loop South
Houston, TX 77027
Wellington Management Company(5)	941,648	6.3%
280 Congress Street
Boston, MA 02210
Dimensional Fund Advisors(6)	841,511	5.7%
6300 Bee Cave Road
Austin, TX 78746

William T. Freeman(7)	166,667	1.1%
Michelle M. Lantow(8)	35,000	*
Michael B. Liedberg(9)	10,725	*
Steven B. Foote(10)	11,486	*
Christopher C. Westcott(11)	31,519	*
Kelly A.B. Gordon(12)	3,401	*
Douglas L. Schmick(13)	131,252	*
James D. Parish(14)	33,383	*
J. Rice Edmonds(14)	24,657	*
Elliott H. Jurgensen, Jr(14)	19,428	*
Christine F. Deputy Ott(15)	5,510	*
Eric P. Bauer(15)	5,510	*
Directors and Executive Officers as a group (12 persons)(16)	478,538	3.2%

*	Represents beneficial ownership of less than one percent of the outstanding shares of our Common Stock.
(1)	If a stockholder holds options or other securities that are exercisable or otherwise convertible into our Common Stock within 60 days following March 30, 2011, we treat the shares of Common Stock underlying those securities as owned by that stockholder and as outstanding shares when we calculate the stockholder’s percentage ownership of our Common Stock. We do not consider those shares to be outstanding when we calculate the percentage ownership of any other stockholder.
(2)	Information is based on a Schedule 13G filed February 14, 2011.
(3)	Information is based on amendment No. 5 to Schedule 13G filed February 11, 2011.
(4)	Information is based on Form 3 filed January 10, 2011.
(5)	Information is based on amendment No. 4 to Schedule 13G filed February 14, 2011.
(6)	Information is based on a Schedule 13G filed February 11, 2011.
(7)	Includes 166,667 shares subject to options exercisable within 60 days of March 30, 2011.
(8)	Includes 25,000 shares subject to options exercisable within 60 days of March 30, 2011.
(9)	Includes 10,000 shares subject to options exercisable within 60 days of March 30, 2011.
(10)	Includes 6,667 shares subject to options exercisable within 60 days of March 30, 2011.
(11)	Includes 20,000 shares subject to options exercisable within 60 days of March 30, 2011.
(12)	Includes 3,000 shares subject to options exercisable within 60 days of March 30, 2011.
(13)	Includes 80,000 shares subject to options exercisable within 60 days of March 30, 2011.
(14)	Includes 3,684 shares of restricted stock remaining under an award that vests over a 12 month period that began on May 19, 2010.
(15)	Includes 2,030 shares of restricted stock remaining under an award that vests over a seven month period that began on November 1, 2010 and 3,480 shares of restricted stock remaining under an award that vests over a three year period that began on November 1, 2010.
(16)	Includes 311,334 shares subject to options exercisable within 60 days of March 30, 2011; 11,052 shares of restricted stock remaining under an award that vests over a 12 month period that began on May 19, 2010; 4,060 shares of restricted stock remaining under an award that vests over a seven month period that began on November 1, 2010.

CORPORATE GOVERNANCE

Director Independence and Corporate Governance. Our Board of Directors has determined that Messrs. Edmonds, Jurgensen, Parish and Bauer and Ms. Deputy Ott are independent under The NASDAQ Global Market listing standards and, accordingly, that a majority of our Board of Directors is independent. Each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent under those standards and, with respect to Audit Committee members, the independence standards adopted by the SEC.

Board Leadership Structure. Our Board of Directors does not have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. Our Board believes that it should have the flexibility to periodically determine the leadership structure that it believes is best for the Company. The Board believes that its current leadership structure, with Mr. Freeman serving as Chief Executive Officer and Mr. Schmick serving as Chairman of the Board, is a sound corporate governance practice, and that the Company would not realize any efficiencies by combining the roles.

Code of Business Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer, our directors and all other officers and employees. The Code of Business Conduct and Ethics is available on our website at www.mccormickandschmicks.com, Investor Relations, Corporate Governance.

Communications with Board. Any stockholder who wishes to communicate with the Board of Directors, or to specific directors, may do so by writing to the Board of Directors or to the specific directors, c/o Michelle M. Lantow, Corporate Secretary, 1414 NW Northrup Street, Suite 700, Portland, Oregon 97209. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Company’s Corporate Secretary and submitted to the directors to whom it is addressed.

Communications regarding recommendations of individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must be made in accordance with procedures described under “Director Nomination Policy” below.

Board and Committee Meetings. The Board of Directors met six times in 2010. Each director attended at least 75% of the total number of meetings of the Board of Directors and any committee on which he served in 2010 during the period in which he served. We encourage directors to attend the annual meeting of stockholders. At our 2010 annual meeting, there were four members of the Board of Directors in attendance.

Board Committees. The Board of Directors has designated three standing committees. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee operate under written charters that are available for review on our website at www.mccormickandschmicks.com, Investor Relations, Corporate Governance. The membership of each committee, its principal functions and the number of times it met in 2010, is described below.

Audit Committee. The Audit Committee is composed of Messrs. Jurgensen, Parish and Bauer. The Board of Directors has determined that each member of the Audit Committee meets applicable financial literacy requirements and that Mr. Jurgensen, the Audit Committee chair, is an “audit committee financial expert” as defined in regulations adopted by the SEC. See the section of this Proxy Statement entitled “Proposal 1: Election of Directors – Elliott H. Jurgensen, Jr.” for a description of Mr. Jurgensen’s qualifications. A description of the functions performed by the Audit Committee is set forth below in “Report of the Audit Committee.” The Audit Committee met nine times in 2010.

Compensation Committee. The Compensation Committee is composed of Messrs. Edmonds, Jurgensen and Ms. Deputy Ott. The Compensation Committee determines compensation for our Chief Executive Officer, Chief Financial Officer and other executive officers and administers our 2004 Stock Incentive Plan. A description of the functions performed by the Compensation Committee and other information about the Committee is set forth below under “Compensation Discussion and Analysis.” The Compensation Committee met one time in 2010.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of Messrs. Parish, Edmonds and Ms. Deputy Ott. The Nominating and Corporate Governance Committee develops and recommends corporate governance guidelines and standards for business conduct and ethics, identifies individuals qualified to become Board members, and makes recommendations regarding nominations for director. The Nominating and Corporate Governance Committee will consider individuals recommended by stockholders for nomination as director in accordance with the procedures described under “Director Nomination Policy” below. The Nominating and Corporate Governance Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations concerning the size, structure, composition and membership of the Board of Directors and its committees. The Nominating and Corporate Governance Committee does not have a diversity policy; however, the Nominating and Corporate Governance Committee’s goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the Board of Directors’ overall effectiveness in meeting its mission. Potential candidates, including nominees recommended by stockholders, are evaluated according to certain criteria such as: experience in business, and specifically in the restaurant industry; financial and accounting acumen; expertise that is useful to the Company; willingness to devote the required time to carry out the duties and responsibilities of a director; willingness to represent the best interests of all stockholders; and other relevant factors that the Board determines. In 2010, the Nominating and Corporate

Governance Committee engaged a search firm to facilitate the identification of qualified, independent candidates for director to serve on the Board of Directors. Mr. Bauer and Ms. Deputy Ott, who are nominees for election by the Company’s stockholders, were recommended by the search firm. The Nominating and Corporate Governance Committee met four times in 2010.

Risk Management. The Board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the charters of each of the committees, but the full Board retains responsibility for general oversight of risks. The Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from management responsible for oversight of particular risks within the Company.

The Compensation Committee is responsible for overseeing the management of risks related to the Company’s executive compensation plans and arrangements. The Board believes that our compensation policies and practices are reasonable and properly align our employees’ interests with those of our stockholders. The Board believes that there are a number of factors that cause our compensation policies and practices to not have a material adverse effect on the Company. The fact that our executive officers and other employees have their incentive compensation tied to earnings, rather than revenues, encourages actions that improve the Company’s profitability over the short and long term. Furthermore, our stock option plan aligns the interests of our executive officers and other employees with the long term interests of our stockholders.

The Audit Committee oversees management of financial risks and meets with management at least on a quarterly basis. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is composed of Messrs. Edmonds, Jurgensen and Ms. Deputy Ott. No Compensation Committee member had any relationship requiring disclosure under Item 404 of SEC Regulation S-K. None of our executive officers served as a director or compensation committee member of an entity that employs any of our directors.

Director Nomination Policy Stockholders may recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Nominating and Corporate Governance Committee, c/o Michelle M. Lantow, Corporate Secretary, McCormick & Schmick’s Seafood Restaurants, Inc., 1414 NW Northrup Street, Suite 700, Portland, Oregon 97209. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include the following information:

Information concerning the recommending stockholder.

•	The name, address and telephone number of the recommending stockholder;

•

The number of shares owned by the recommending stockholder and the period of time for which they have been held (which must be at least one year) and, if the recommending stockholder is not the stockholder of record, a statement from the record holder of the shares verifying this information; and

•	A statement of the recommending stockholder’s intention to continue to hold the shares through the date of the next annual stockholder meeting.

Information concerning the proposed nominee.

•

The information required by Item 401 of SEC Regulation S-K (name, address, any arrangements or understanding regarding nomination and five year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee);

•	The information required by Item 403 of SEC Regulation S-K (proposed nominee’s ownership of securities of the Company);

•

The information required by Item 404 of SEC Regulation S-K (transactions between the Company and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with the Company);

•	Whether the individual can read and understand financial statements; and

•

Whether the individual, if elected, intends to tender, promptly following election, an irrevocable resignation effective upon failure to receive the required vote for re-election at the next annual meeting of stockholders and upon the acceptance of the resignation by the Board in accordance with our policy on director elections.

The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the stockholders. Recommendations received by December 28, 2011 will be considered for nomination by the Nominating and Corporate Governance committee at the 2012 Annual Meeting of Stockholders. For information on direct stockholder nominations at the Annual Meeting, see “Stockholder Nominations for Director” below.

Following the identification of the director candidates, the Nominating and Corporate Governance Committee will meet to discuss and consider each candidate’s qualifications and will determine by majority vote the candidate(s) whom the Nominating and Corporate Governance Committee believes would best serve the Company. In evaluating director candidates, the Nominating and Corporate Governance Committee will consider a variety of factors, including the composition of the Board as a whole, the characteristics (including independence, diversity, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Committee believes candidates for director should have certain minimum qualifications, including high ethical character, business experience with high accomplishment in his or her respective field, the ability to read and understand financial statements, relevant expertise and experience, and sound business judgment. The Board will nominate only candidates who agree to tender, promptly following election to the Board, an irrevocable resignation effective upon failure to receive the required vote for re-election at the next annual meeting of stockholders and upon the acceptance of the resignation by the Board in accordance with our policy on director elections. See “Proposal 1: Election of Directors – Majority Voting for Directors.”

In addition, the Committee believes at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board should meet the definition of “independent director” under The NASDAQ Global Market listing standards. The Committee also believes a key member of the Company’s management should participate as a member of the Board.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

The Board of Directors maintains an approval process whereby related party transactions are subject to the approval of our Board of Directors or, where one or more directors has a personal or financial interest in a matter to be acted upon, then by a committee consisting solely of disinterested directors. In addition, in accordance with the Audit Committee Charter, the Audit Committee reviews and approves all transactions with related parties.

We lease the premises occupied by McCormick & Schmick’s Harborside at the Marina in Portland, Oregon under a lease dated February 14, 1985, as amended, with Harborside Partners, LLC (the “Harborside Lease”), in which Douglas L. Schmick, a director and our Chairman and former Chief Executive Officer has a one-third interest. The Harborside Lease expires on December 31, 2023 and may be renewed for three additional five-year periods. Under the Harborside Lease, we pay base rent of $23,123 per month plus the additional amount by which five percent of restaurant gross sales in the month exceed $23,123. We also pay a proportional share of taxes, insurance, maintenance and other costs. The aggregate amount of expense incurred related to this lease with Harborside Partners, LLC was $328,000 for fiscal year 2010. We believe the terms of the Harborside Lease are as fair to us as those that would have been available to us in arm’s-length negotiations with an unrelated party.

We lease kitchen and storage space in the premises occupied by Jake’s Famous Crawfish in Portland, Oregon under a lease dated June 18, 2004 (the “Kitchen Lease”) with DLS Investments, LLC, which is 100% owned by Douglas L. Schmick and his spouse. We pay an aggregate base rent of $10,080 per month plus our utilities and a pro rata share of taxes, assessments and insurance. In addition, the Kitchen Lease provides for base rent escalations every three years. The aggregate amount of expense incurred related to this lease with DLS Investments, LLC was $137,000 for fiscal year 2010. On November 23, 2005, we exercised renewal options to extend the term of the Kitchen Lease through October 12, 2019, with base rent to be adjusted as provided in the Kitchen Lease, and amended the Kitchen Lease to grant the Company two additional five-year renewal options and to assign the Kitchen Lease to BOIN Properties, LLC, if the Company defaults on the Restaurant Lease. We believe the terms of the Kitchen Lease are as fair to us as those that would have been available to us in arm’s-length negotiations with an unrelated party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and beneficial owners of more than 10% of the Common Stock are required by SEC regulation to furnish us with copies of all section 16(a) reports they file. Based solely on a review of reports we have received and on written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that all section 16(a) transactions were reported timely.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process and compliance with the Sarbanes-Oxley Act of 2002 on behalf of the Board of Directors. The Audit Committee assists the Board in monitoring the integrity of our financial statements and financial reporting process, the systems of internal accounting and financial controls, the independent auditors’ qualifications and independence, the performance of the independent auditors and our internal audit function and our compliance with certain legal and regulatory requirements.

The Audit Committee has:

•	Reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements in the 2010 Annual Report;

•

Discussed with PricewaterhouseCoopers LLP the matters required to be discussed under generally accepted auditing standards and Statement on Auditing Standards No. 114 (Communication with Audit Committees), which superseded Statement on Auditing Standards No. 61;

•

Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Public Company Accounting Oversight Board Rule 3526 (Communications with Audit Committees Concerning Independence) and discussed with PricewaterhouseCoopers LLP its independence;

•

Reviewed the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services, and discussed whether PricewaterhouseCoopers LLP’s provision of non-audit services was compatible with maintaining their independence; and

•

Established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee.

Fees Paid to Independent Registered Public Accounting Firm. The following table summarizes the aggregate fees billed to the Company by PricewaterhouseCoopers LLP.

	2010	2009
Audit fees(1)	$553,060	$436,775
Audit-related fees(2)	—	25,000
Tax fees(3)	188,278	215,351
All other fees(4)	1,800	1,500

Total	$743,138	$678,626

(1)	Fees for audit services billed in 2010 and 2009 consisted of:

•	Audit of the Company’s annual financial statements;

•	Audit of the effectiveness of the Company’s internal control over financial reporting;

•	Reviews of the Company’s quarterly financial statements; and

•	Statutory and regulatory audits, consents and other services related to SEC matters.

(2)	Fees for audit-related services billed in 2009 consisted of employee benefit plan audits;
(3)	Fees for tax services billed in 2010 and 2009 consisted of:

•	Tax compliance and tax planning services;

•	Federal, state and local income tax return assistance;

•	Sales and use, property and other tax return assistance; and

•	Assistance with tax audits.

(4)	All other fees billed in 2010 and 2009 consisted of fees paid for the Company’ subscription to Comperio, a PricewaterhouseCoopers accounting and SEC regulations research tool.

In considering the nature of the services provided by PricewaterhouseCoopers LLP, the Audit Committee determined the services are compatible with the provision of independent audit services. The Audit Committee discussed these services with PricewaterhouseCoopers LLP and Company management to determine if they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC and the American Institute of Certified Public Accountants.

Pre-Approval Policy. All of the services performed by PricewaterhouseCoopers LLP in 2010 were pre-approved by the Audit Committee. The Audit Committee has a pre-approval policy and procedures describing the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that the independent registered public accounting firm may perform. The policy requires that, before the beginning of each fiscal year following adoption of the policy, a description of the services (the “Service List”) expected to be performed by the independent registered public accounting firm in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax and other services not included on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

Based on the Audit Committee’s review and the meetings, discussions and reports described above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 29, 2010 be included in the Company’s Annual Report on Form 10-K.

Members of the Audit Committee:

Elliott H. Jurgensen, Jr. – Chairman

James R. Parish

Eric P. Bauer

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors consists of seven members, each of whom serve a one-year term until the next annual meeting or until their respective successors are duly elected or appointed, and qualified. Proxies received from stockholders, unless directed otherwise, will be voted FOR election of the following nominees. Each of the following nominees is a current director.

•	William T. Freeman

•	Douglas L. Schmick

•	Elliott H. Jurgensen, Jr.

•	James R. Parish

•	J. Rice Edmonds

•	Christine F. Deputy Ott

•	Eric P. Bauer

It is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named above. The Board believes that the nominees will stand for election and will serve if elected as directors. However, if any of the nominees for director fails to stand for election or becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to a proxy for a substitute or substitutes.

Each of our directors brings extensive management and leadership experience gained through their service to the Company or other businesses. In these roles, they have taken hands-on, day-to-day responsibility for strategy and operations, including management of capital. In addition, most current directors bring Board experience acquired by either significant experience on other boards or long service on our Board that broadens their knowledge of Board policies and processes, rules and regulations, issues and solutions. The Nominating and Corporate Governance Committee’s process to recommend qualified director candidates is described under “Nominating and Corporate Governance Committee.” In the paragraphs below, we describe specific individual qualifications and skills of our directors that contribute to the overall effectiveness of our Board of Directors and its committees.

William T. Freeman (age 51) joined McCormick and Schmick’s as the Chief Executive Officer on January 12, 2009, and was elected a director on January 27, 2009. Mr. Freeman has more than 20 years of experience in the restaurant and entertainment industries, most recently as the founder, president and chief executive officer of B&B Restaurant Ventures, LLC, which operated Fox Sports Grill, where he was responsible for the creation, development, operation and growth of the concept from inception. The Fox Sports Grill restaurants were sold in a prepackaged Chapter 11 bankruptcy filed in July 2008 by B&B Restaurant Ventures. Mr. Freeman has also held senior management positions with Robert Redford’s Sundance Entertainment, where he was responsible for all operating divisions including the Sundance Channel, Sundance Resort and the development of the Sundance Film Centers; and Disney Regional Entertainment, where he developed, operated and grew the ESPN brand on a national basis through the development of retail, restaurant and live production venues. Mr. Freeman received his Bachelor of Science degree in accounting from Furman University and began his career as a certified public accountant at Ernst & Whinney. Mr. Freeman’s more than 20 years of experience in the restaurant and entertainment industries have been, and will continue to be, valuable to our operations. In addition, we believe Mr. Freeman’s service as a director is important to ensure appropriate communication between the Board and management and to ensure the Board is informed on important Company matters.

Douglas L. Schmick (age 63) co-founded McCormick & Schmick’s in 1972 and was appointed chairman of the Board of Directors in 2004. From February 2007 through January 2009 he served as Chief Executive Officer, from 1997 through January 2007 he served as president and from 1997 through 1999 he also served as Chief Executive Officer. Mr. Schmick also served as Secretary, Treasurer and Chief Executive Officer of the Company from 1974 through 1997. Mr. Schmick has served on the Board of Directors since August 22, 2001. Mr. Schmick received his Bachelor of Science degree from the University of Idaho. As a co-founder with over 38 years of experience with the Company, Mr. Schmick provides valuable historical perspective to the Board and intimate knowledge of the Company’s operations.

Elliott H. Jurgensen, Jr. (age 66) has been a director of the Company since June 2004. Mr. Jurgensen retired from KPMG LLP in 2003 after 32 years, including 23 years as a partner. At KPMG, he held a number of leadership roles, including: national partner in charge of KPMG’s Hospitality Industry Practice from 1981 to 1993, Managing Partner of the Bellevue, Washington office from 1982 to 1991, and Managing Partner of the Seattle, Washington office from 1993 to 2002. Mr. Jurgensen is a director of ASG Consolidated LLC, Varolii Corporation and BSquare Corporation. Mr. Jurgensen has a Bachelor of Science degree in accounting from San Jose State University and was a certified public accountant. Mr. Jurgensen has a strong background in accounting and finance as well as substantial experience in public company accounting, in particular with respect to the hospitality industry, which is critical for our Board and Audit Committee’s oversight of the Company’s financial reporting.

James R. Parish (age 64) has been a director of the Company since October 2006. Mr. Parish is the owner and principal in Parish Partners, Inc., an investment advisory and consulting firm specializing in the foodservice industry. Mr. Parish was a member of the boards of directors of Sprint Finance Corporation prior to its sale in July 2007. Mr. Parish is a member of or has served on the board of directors of numerous privately-held restaurant operating or service and supplier companies. Before forming Parish Partners in 1991, Mr. Parish was executive vice president and chief financial officer, and a member of the executive committee and board, of Chili’s, Inc., the predecessor of Brinker International, a publicly traded company. Mr. Parish received a Bachelor of Science degree in journalism and an MBA from Drake University. Mr. Parish has 33 years of restaurant leadership experience, which brings extensive experience and valuable knowledge of the restaurant industry to our Board of Directors.

J. Rice Edmonds (age 40) has been a director of the Company since June 2002. Mr. Edmonds is currently a managing director of Edmonds Capital, LLC, a private equity firm that he founded in October 2008. From 1996 to 2008, Mr. Edmonds was at Bruckmann, Rosser, Sherrill & Co., Inc., most recently as a managing director. Mr. Edmonds serves on the boards of directors of Town Sports International, Inc. and several private companies. In the last five years, Mr. Edmonds was also a director of three other companies with public securities: The Sheridan Group, Inc., Real Mex Restaurants, Inc. and Penhall International Corp. Mr. Edmonds received his Bachelor of Science degree from the University of Virginia McIntire School of Commerce and earned an MBA from the Wharton School at the University of Pennsylvania. Mr. Edmonds has significant experience working with a wide variety of restaurant companies over the last 15 years, which brings valuable insight and experience to our Board of Directors.

Christine F. Deputy Ott (age 45) has been a director of the Company since November 2010. Ms. Deputy Ott is currently senior vice president of human resources for Dunkin’ Brands where she leads the team responsible for employee recruitment, compensation, benefits, training, leadership and development, policy development and employee health and wellness. Prior to joining Dunkin’ Brands, Ms. Deputy Ott spent more than a decade in human resources leadership with Starbucks, including serving in Hong Kong as vice president, partner resources, Asia Pacific and Greater China Regions. Prior to Starbucks, she spent eight years with Thomas Cook in Canada, England and the United States. She graduated with a degree in psychology from George Washington University in Washington, DC. Ms. Deputy Ott’s nearly 20 years of experience in global human resources and her expertise in evolving and developing company cultures provide valuable insight to our Board of Directors.

Eric P. Bauer (age 48) has been a director of the Company since November 2010. Mr. Bauer most recently served as executive vice president and chief operating officer for Gap Brand North America, a division of Gap Inc., where he was responsible for all financial and operational elements of the Gap North American business. He previously served for three years as CFO for Banana Republic, another division of Gap Inc. Prior to his tenure at Gap Inc., Mr. Bauer was the CFO of Tickets.com, a publicly held ticketing services and software technology provider for live-event venues. Prior to that, he held senior level finance and strategy roles at Choice Hotels International, PepsiCo, BearingPoint Consulting and several European banking institutions. Mr. Bauer received his MBA from Georgetown University and his Bachelor of Arts degree in economics from UCLA. Mr. Bauer’s vast experience in brand management and development provide valuable insight to our Board of Directors.

Majority Voting for Directors

Our bylaws provide for majority voting for uncontested director elections. If a quorum of stockholders is present at the meeting, a director will be elected if the number of votes cast for the director exceeds the number of votes cast against the director. Under Delaware law, an incumbent director who fails to receive a majority vote continues to serve on the Board until a successor is elected and qualified; however, each of our directors has submitted an irrevocable resignation effective upon (1) failure to receive more votes for the director than against and (2) Board acceptance of the resignation. Our Corporate Governance Guidelines contain additional provisions to implement our majority voting provisions. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting but will not affect the results of the vote. If any nominee for director at the annual meeting becomes unavailable for election for any reason, the proxy holders have discretionary authority to vote pursuant to the proxy for a substitute.

Recommendation by the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS

VOTE FOR ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

An amendment to the Securities Exchange Act of 1934 recently adopted by Congress as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) entitles stockholders to vote, on an advisory (non-binding) basis no less frequently than once every three years, on the compensation of the named executive officers (an “Advisory Vote on Compensation”). Our compensation policies for our named executive officers, as well as certain information relating to the amounts and types of compensation awarded to those officers over each of the three most recent fiscal years, are discussed in the sections entitled “Compensation Discussion and Analysis” and “Executive Compensation.” Generally, we design our executive compensation program to reward, retain and, in the case of new hires, attract executives in order to support our business strategy, achieve our short and long-term goals, and provide continued success for our stockholders and employees. At the core of our executive compensation program is our pay-for-performance philosophy that links competitive levels of compensation to achievements of our overall strategy and business goals, as well as predetermined objectives. We believe our compensation program is strongly aligned with the interests of our stockholders and sound corporate governance principles.

General

We encourage you to read the sections of this Proxy Statement entitled “Executive Compensation” and “Compensation Discussion and Analysis” for details about our executive compensation practices and policies, including the actual compensation awarded to our named executive officers over each of the three most recent fiscal years. Highlights of our executive compensation programs include the following:

We target total compensation (consisting of base salary, annual incentive compensation and long-term incentive compensation) for executives at a level the Compensation Committee determines will reward performance, motivate executives to maximize stockholder returns by achieving both short-term and long-term goals and objectives and to attract and retain key executive officers in a highly competitive marketplace.

We link executive compensation directly to the financial performance of the Company as well as to each executive’s individual contribution. In determining competitive compensation levels, our Compensation Committee analyzes base salaries and incentive compensation for executive officers at comparable companies. Our Compensation Committee has previously engaged compensation consultants to assist us in analyzing our compensation practices to assure they are helping to fulfill our goals and that they are competitive with our peers. The Compensation Committee has placed increased emphasis on aligning compensation with Company performance by making a substantial portion of compensation payable as a bonus that is “at risk,” which offers increased rewards for strong Company and individual performance and reduced returns if performance goals are not met.

Base salary is used to compensate an executive officer for position and level of responsibility. Base salaries for named executive officers are reviewed annually, and any salary increases are based on the level of responsibility of the particular position, individual performance, competitive data and overall Company performance. For the salary of the Chief Executive Officer the Compensation Committee evaluates performance and makes recommendations to the independent directors for their approval based on the evaluation.

Our named executive officers and other key employees have the opportunity to earn cash incentive awards based on an annual executive incentive compensation plan. Our Compensation Committee establishes performance goals each year which include financial performance goals, such as operating income, same store sales, or other targets and non-financial goals. Cash bonuses for individuals are determined by the extent to which we attain established goals and by an assessment of each individual’s performance during the year. Compared to our peers, we generally seek to provide a higher proportion of total executive compensation in the form of a performance-based bonus, and the Compensation Committee reviews benchmarking bonus data and considers how bonus potential and base salary work in conjunction together.

Our long-term incentives are designed to align executive officer equity-based rewards with our financial performance and increases in our stock price over a multiple-year period. To achieve this objective, we provide named executive officers long-term incentive award opportunities in the form of stock option and restricted stock grants. Option and restricted stock grants provide executives with the opportunity to buy and maintain equity interests in the Company and to share in the appreciation of the value of the stock. They also provide a long-term incentive for the executive to remain with us and promote stockholder returns. The Compensation Committee generally believes that our executives should maintain ownership of our common stock at some level in order to align their interests with those of our stockholders.

The Compensation Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs.

Based on the above, we request that you indicate your support for our executive compensation philosophy and practices, by voting in favor of the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in this Proxy Statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the “Compensation Discussion and Analysis” section, the compensation tables and the other narrative compensation disclosures.

The opportunity to vote on Proposal No. 2 is required pursuant to Section 14A of the Securities Exchange Act of 1934. However, as an advisory vote, the vote on Proposal No. 2 is not binding upon us. Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation program, as well as our Board of Directors as a whole, value your opinions about this matter and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3: ADVISORY VOTE ON FREQUENCY OF ADVISORY

VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background to Advisory Vote

Under an additional amendment to the Securities Exchange Act of 1934 recently adopted by Congress as part of the Dodd-Frank Act, stockholders are also able to indicate how frequently they believe an Advisory Vote on Executive Compensation, such as we have included in Proposal No. 2, should occur. By voting on this Proposal No. 3, you may indicate whether you would prefer that we hold an Advisory Vote on Executive Compensation every one, two or three years. After careful consideration, it is our strong belief, and the Board of Directors recommends, that this vote occur every three years.

Reason for the Board of Directors Recommendation

We have strong executive compensation and governance practices, as described in more detail elsewhere in this Proxy Statement. The Board of Directors believes that providing our stockholders with an Advisory Vote on Executive Compensation every three years (a “triennial vote”) will encourage a long-term approach to evaluating our executive compensation policies and practices, consistent with the Compensation Committee’s long-term philosophy on executive compensation. In contrast, focusing on executive compensation over a shorter period tends to encourage both the Board of Directors and management to focus on short-term results rather than long-term value creation, which is inconsistent with our compensation philosophy. The Board of Directors thus believes that an inordinately short focus could be detrimental to the Company, its employees and its financial results.

Moreover, a short review cycle will not allow for a meaningful evaluation of our performance against our compensation practices, as any adjustment in pay practices would take time to implement and be reflected in our financial performance and in the price of our common stock. The Compensation Committee generally implements changes to compensation practices each March, and any change implemented applies to the then-current fiscal year. Therefore, a change made in year one would be effective in year two, and we would see results from those changes most likely in year two or three. As a result, an Advisory Vote on Executive Compensation more frequently than every two or three years would not allow stockholders to compare executive compensation to our performance.

Lastly, a triennial vote would allow us adequate time to compile meaningful input from stockholders on our pay practices and respond appropriately. This may be difficult to do on an annual or biennial basis, and both we and our stockholders would benefit from having more time for a thoughtful and constructive dialogue on why particular pay practices are appropriate for us.

For the above reasons, the Board of Directors recommends that you vote to hold an Advisory Vote on Executive Compensation every three years. Your vote, however, is not to approve or disapprove the Board of Directors’ recommendation. When voting on this Proposal No. 3, you have four choices: you may elect that we hold an Advisory Vote on Executive Compensation every year, every two years or every three years, or you may abstain from voting. The number of years that receives the highest number of votes will be the frequency that stockholders approve. The opportunity to vote on Proposal No. 3 is required pursuant to Section 14A of the Securities Exchange Act of 1934. However, as an advisory vote, the vote on Proposal No. 3 is not binding upon us, and the Compensation Committee and the Board of Directors may decide that it is in the best interests of our stockholders and our Company to hold an Advisory Vote on Executive Compensation more or less frequently than the option approved by our stockholders. However, the Compensation Committee and the Board of Directors will consider the outcome of the vote when making future decisions on executive compensation.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO HOLD AN

ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2011 fiscal year, subject to ratification of the selection by our stockholders at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. They do not plan to make any statement but will have the opportunity to make a statement if they so choose.

If a quorum of stockholders is present at the meeting, the proposal will be approved if the votes for ratification exceed the votes against ratification. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but will have no effect on the results of the vote. The proxies will be voted for or against this proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

Recommendation by the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2011 FISCAL YEAR.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy

Our executive compensation program is designed to:

•	Reward performance.

•	Motivate executives to maximize stockholder returns by achieving both short-term and long-term financial and strategic goals and objectives.

•	Attract and retain key executive officers in a highly competitive marketplace.

We link executive compensation directly to the financial performance of the Company as well as to each executive’s individual contribution. In determining competitive compensation levels, our Compensation Committee analyzes base salaries and incentive compensation for executive officers at comparable companies. The Compensation Committee has placed increased emphasis on aligning compensation with Company performance by making a substantial portion of compensation payable as a bonus that is “at risk,” which offers increased rewards for strong Company and individual performance and reduced returns if performance goals are not met.

The Compensation Committee and the Compensation Process

The Compensation Committee annually reviews executive performance and compensation, including base pay, target bonus levels and equity awards for our top executives, which in 2010 included our Chief Executive Officer, Chief Financial Officer, Executive Vice President of Operations and Vice President of the Boathouse Restaurants. The Compensation Committee considers specific recommendations regarding compensation for other executives from the Chief Executive Officer and reviews the Chief Executive Officer’s annual assessment of other executives’ performance. The Chief Executive Officer’s recommendation typically includes a discussion of the executive’s role and responsibilities, past performance and expected future contributions, the executive’s expectations and competitive market considerations.

Our Compensation Committee has previously engaged compensation consultants to assist us in analyzing our compensation practices to assure they are helping to fulfill our goals and that they are competitive with our peers. In 2008, the Compensation Committee assessed the market pay levels for the Chief Executive Officer, Chief Financial Officer, and the Executive Vice President of Operations based on a peer group of 14 restaurant companies with the assistance of Mercer Human Resource consulting. These companies were O’Charley’s Inc.; PF Chang’s China Bistro Inc.; Red Robin Gourmet Burgers; Texas Roadhouse Inc.; California Pizza Kitchen Inc.; Luby’s Inc.; Morton’s Restaurant Group; Benihana Inc.; Buca Inc.; Ruth’s Chris Steak House; Max & Erma’s Restaurants; J. Alexander’s Corp.; Cosi Inc.; and Ark Restaurants Corp. We did not use an external consultant in 2009 or 2010 to assist us in analyzing compensation practices for our executive officers, but rather performed an analysis internally comparing the Company’s executive compensation to our peers and the restaurant industry.

Elements of Compensation

The executive compensation program for our Chief Executive Officer, Chief Financial Officer, Executive Vice President of Operations and our next highest paid executive officer, whom we refer to as “named executive officers” and other key employees consists of base salary and may include incentive cash bonuses and long-term incentives, including stock option grants and restricted stock. Consistent with our philosophy described above, the compensation elements are determined based on an executive’s position and responsibilities, and a substantial portion of total compensation depends on individual and Company performance.

Base Salary Compensation

Base salary is used to compensate an executive officer for position and level of responsibility. Base salaries for named executive officers are reviewed annually, and any salary adjustments are based on the level of responsibility of the particular position, individual performance, competitive data and overall Company performance. For the salary of the Chief Executive Officer, the Compensation Committee evaluates performance and makes recommendations to the independent directors for their approval based on the evaluation.

Annual Incentive Compensation

Our named executive officers and other key employees have the opportunity to earn cash incentive awards based on an annual executive incentive compensation plan. Our Compensation Committee establishes performance goals each year, typically no later than March, which include financial performance goals, such as operating income, same store sales or other targets, and non-financial goals. Cash bonuses for individuals are determined by the extent to which we attain established goals and by an assessment of each individual’s performance during the year.

The Compensation Committee has discretion to increase or decrease compensation payouts based on our achievement of performance goals. An employee may receive no bonus for the year if less than a predetermined percentage of our performance goal is met or if his or her performance does not meet the Compensation Committee’s or management’s expectations. Although we establish performance goals and target bonuses in the first quarter of the year to satisfy the requirements of Section 162(m) of the Internal Revenue Code, the Compensation

Committee may exercise discretion by reducing or increasing bonuses. For example, if Company performance would result in a maximum bonus but individual performance does not meet expected standards, the Compensation Committee could reduce the bonus amount in its discretion.

Compared to our peers and the restaurant industry, we generally seek to provide a higher proportion of total executive compensation in the form of a performance-based bonus, and the Compensation Committee reviews benchmarking bonus data and considers how bonus potential and base salary work in conjunction.

We did not increase the annual salary of any named executive officers in 2010. Mr. Freeman’s target cash bonus was increased for 2010 to $275,000. The performance goals for 2010 were based on minimum financial goals (80% of bonus), with a focus on earnings per share growth and revenues, and non-financial goals (20% of bonus), including customer service. All bonus payouts were discretionary, and factor a combination of Company performance and individual performance.

The minimum financial performance goals under our 2010 Executive Incentive Compensation Plan were as follows:

•	Achieving at least 90% of the budgeted earnings per share of $0.45;

•	Meeting the capital budget numbers while delivering the Board approved scope of work;

•	Opening two new restaurants within budget; and

•	No bonus will be paid if we default on any credit facility covenants.

Non-financial goals included maintaining or improving our guest satisfaction scores.

On November 16, 2009, we entered into an employment agreement with Michelle M. Lantow, who began service as our Chief Financial Officer on January 6, 2010. As Chief Financial Officer, Ms. Lantow’s annual base salary is $285,000 and her target cash bonus for the 2010 fiscal year was 50% of her base salary. Ms. Lantow’s cash bonus for the 2010 fiscal year was guaranteed to be at least $25,000, with $10,000 payable March 31, 2010. Ms. Lantow was granted an option under our 2004 Stock Incentive Plan to purchase 100,000 shares of our common stock at a per share price equal to the closing price on January 6, 2010, the first day of her employment with the Company and the date of the grant. Ms. Lantow has an executive severance and non-competition agreement with us.

Based on its assessment of the Company’s performance in 2010, our Compensation Committee elected to not pay discretionary bonuses for 2010 as financial goals were not met.

Long-term Incentives

Our long-term incentives are designed to align executive officer equity-based rewards with our financial performance and increases in our stock price over a multiple-year period. To achieve this objective, we provide named executive officers long-term incentive award opportunities in the form of stock option and restricted stock grants. Option and restricted stock grants provide executives with the opportunity to buy and maintain equity interests in the Company and to share in the appreciation of the value of the stock. They also provide a long-term incentive for the executive to remain with us and promote stockholder returns. We tie the number of shares of restricted stock granted to eligible employees based on achieving earnings per share targets. We granted stock options to our named executive officers and other employees in connection with our initial public offering in 2004, as well as in connection with the hiring for key positions including granting Ms. Lantow options to acquire 100,000 shares of common stock in January of 2010 in conjunction with us hiring her as the Company’s Chief Financial Officer. We granted restricted stock to some executives and key employees, including named executive officers, in 2006 and in 2008 as long-term incentive compensation. All option grants to named executive officers have had an exercise price equal to the fair market value of the shares at the date of grant. The options granted expire ten years after the option was granted and become exercisable over a three year vesting period. The options only have value to the recipients if the price of the stock appreciates after the options are granted. Each of the restricted stock grants in 2006 and 2008 vests over three years, and unvested restricted stock is subject to forfeiture if the named executive officer leaves the Company.

Equity Granting Processes

Our Compensation Committee approves all equity grants to executive officers, and delegates limited authority to our Chief Executive Officer and Chief Financial Officer to make grants to employees. We do not have a practice of making annual equity awards. We granted stock options in connection with our initial public offering and we granted restricted stock to some executives, including our named executive officers, in 2006, 2008 and in 2010. Typically, we grant stock options to significant employees when they are hired. The exercise price of the options is the fair market value at the grant date and the number of shares underlying options varies based on the duties and responsibilities of the executive or employee.

Other Benefits

The Company’s benefits philosophy for executive officers is that benefits should provide employees protection from catastrophic events, enable employees to plan for their future and be competitive in order to attract and retain a high-quality workforce. Benefits that we offer to certain named executive officers and certain key employees include a monthly car allowance and participation in health and other benefit programs that are available to employees generally. We do not provide pension benefits or deferred compensation to our named executive officers, and they are not eligible to participate in our 401(k) plan.

Severance and Change of Control Agreements

William T. Freeman, our Chief Executive Officer, has an executive severance agreement with us that provide severance benefits contingent on our receiving a release of claims from him. Michelle M. Lantow, our Chief Financial Officer, has an executive severance and non-competition agreement to provide benefits contingent on our receiving a release of claims from her. The Company believes that these agreements effectively create incentives for our executives to build stockholder value without the fear of losing employment for situations other than for cause. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements. The benefits are described under “SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS.”

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that we may deduct for compensation paid to any of our most highly compensated officers in any year. In the past, we have not paid compensation that has exceeded this limit. To date, we have generally granted stock options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and restricted stock grants. We receive no tax deduction for the “option spread” compensation (the excess of the market value of shares over the exercise price of the option) on exercise of Incentive Stock Options unless the optionee disposes of the acquired shares before satisfying specified holding periods. Under IRS regulations, compensation that meets specified performance-based requirements will not be subject to the $1,000,000 cap on deductibility. If non-deductibility of executive compensation, including equity-based compensation, becomes material to the Company’s U.S. tax position, we will consider policies and strategies to achieve full deductibility.

Significant Changes in Compensation in 2011

We have not increased the base salary of any named executive officers for 2011 with the exception of Michelle M. Lantow, Chief Financial Officer, who received a 3% increase in base salary in April 2011. The performance goals for 2011 are based on minimum financial goals (70%), with a focus on operating income and same store sales, and non-financial goals (30% of bonus), including customer service. All bonus payments are discretionary, and factor a combination of Company performance and individual performance.

The minimum financial performance goals under our 2011 Executive Incentive Compensation Plan are as follows:

•	Achieve at least 90% of the Company’s budgeted operating income;

•	Achieve positive same store sales;

•	No bonus will be paid if we default on any credit agreement covenants.

Non-financial goals include maintaining or improving our guest satisfaction scores.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on the review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

J. Rice Edmonds – Chairman

Elliott H. Jurgensen, Jr.

Christine F. Deputy Ott

SUMMARY COMPENSATION TABLE

The following table summarizes compensation information for our named executive officers.

Name and principal position	Year	Salary ($)(1)	Bonus ($)	Stock awards ($)(2)	Option awards ($)(3)	Non-equity Incentive plan compensation ($)(4)	All other compensation ($)		Total ($)

William T. Freeman, Chief Executive Officer	2010	$449,819	$—	$—	$—	$—	$16,800	(7)	$466,619
	2009	399,630	250,000	—	457,500	—	40,388	(5)	1,147,518
	2008	—	—	—	—	—	—		—

Douglas L. Schmick, Chief Executive Officer(6)	2010	100,000	—	—	—	—	—		100,000
	2009	123,302	25,000	—	—	—	13,621	(7)	161,923
	2008	415,385	—	140,988	—	—	16,551	(7)	572,924

Michelle M. Lantow, Chief Financial Officer	2010	271,679	25,000	—	414,700	—	—		711,379
	2009	—	—	—	—	—	—		—
	2008	—	—	—	—	—	—		—

Emanuel N. Hilario, Chief Financial Officer(8)	2010	—	—	—	—	—	—		—
	2009	146,640	—	—	—	—	329,468	(9)	471,108
	2008	309,231	—	100,706	—	—	12,000	(7)	421,937

Michael B. Liedberg, Executive Vice President of Operations	2010	216,434	—	—	—	—	12,000	(7)	228,434
	2009	211,719	30,000	—	—	—	12,000	(7)	253,719
	2008	203,920	—	40,282	—	—	10,846	(7)	255,048

Steven B. Foote, Vice President of Operations	2010	146,242	—	—	—	—	—		146,242
	2009	134,719	5,000	—	—	—	—		139,719
	2008	131,997	—	30,212	—	—	—		162,209

Christopher C. Westcott, Vice President of Operations	2010	144,141	—	—	—	—	—		144,141
	2009	131,036	10,000	—	—	—	—		141,036
	2008	129,292	—	30,212	—	—	—		159,504

Jeffrey H. Skeele, Senior Vice President of Operations(10)	2010	43,724	—	—	—	—	76,254		119,978
	2009	174,882	—	—	—	—	—		174,882
	2008	173,831	—	36,254	—	—	—		210,085

Kelly A.B. Gordon, Vice President of The Boathouse Restaurants(11)	2010	111,015	134,595	—	—	—	—		245,610
	2009	108,087	121,250	—	—	—	—		229,337
	2008	$118,235	$125,208	$14,099	$—	$—	$—		$257,542

(1)	Salary paid in each year reflects some payments made at the prior year’s annual salary level.
(2)	This column represents the total grant date fair value of restricted stock awards granted to each of the applicable named executives. The fair value of the restricted stock awards was calculated based upon the closing market price of our common stock on the grant date. These amounts reflect our total accounting expense for these awards to be recognized over the full vesting period and do not correspond to the actual value that will be recognized by the executives. The actual value that an executive will realize upon vesting of the restricted stock awards will depend on the market price of our stock on the vesting date, so there is no assurance that the value realized by an executive will be at or near the value of the market price of our stock on the grant date.
(3)	This column represents the total grant date fair value of stock options granted to each of the applicable named executives. The fair value of stock options was estimated on the grant date using a Black-Scholes option pricing model. For additional information on the valuation assumptions with respect to stock option grants, refer to Note 2 of our financial statements in our Annual Report on Form 10-K for the year ended December 29, 2010. These amounts reflect our total accounting expense for these awards to be recognized over the vesting period and do not correspond to the actual value that may be recognized by the executives. The actual value, if any, that the executive may realize upon exercise of the options will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by will be at or near the value estimated by the Black-Scholes model.
(4)	All of the non-equity incentive plan compensation is paid in cash.
(5)	Amounts include car allowance for 2009 of $16,154, as well as $24,234 for consulting services provided to us prior to his employment.
(6)	Mr. Schmick resigned from the office of Chief Executive Officer, and William T. Freeman was appointed Chief Executive Officer, on January 12, 2009. Mr. Schmick remains the Chairman of the Board.
(7)	Car allowance.
(8)	Effective May 21, 2009, Emanuel N. Hilario ceased to be employed by the Company.
(9)	Amounts include car allowance for 2009 of $4,615, and $324,853 paid for severance related to his departure from the Company.
(10)	Effective March 20, 2010, Jeffrey H. Skeele ceased to be employed by the Company, but was paid for consulting services through August 31, 2010.
(11)	Mr. Gordon is paid in Canadian Dollars; for the purpose of this presentation his amounts have been translated to U.S. dollars using the average exchange rate for the two currencies over the fiscal year presented.

2010 GRANTS OF PLAN-BASED AWARDS

The following table summarizes information regarding awards of cash incentive compensation and stock options for our named executive officers in 2010.

Name	Grant date	Estimated future payouts under non-equity incentive plan awards target ($)(1)	All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock awards (2)

William T. Freeman, Chief Executive Officer	—	$—	—	$—

Michelle M. Lantow, Chief Financial Officer	01/06/2010	—	100,000	414,700

Michael B. Liedberg, Executive Vice President of Operations	—	—	—	—

Steven B. Foote, Vice President of Operations	—	—	—	—

Christopher C. Westcott, Vice President of Operations	—	—	—	—

Kelly A.B. Gordon, Vice President of The Boathouse Restaurants(3)	—	$—	—	$—

(1)	Our non-equity incentive plan provides for a single estimated payout based on accomplishing all the performance measures. Financial performance comprises 80% of the target bonus and the remaining non-financial performance comprises 20% of the target bonus. A description on the non-equity incentive plan is included in Compensation Disclosure and Analysis – Annual Incentive Compensation. The Board has discretion to increase or decrease awards at its discretion.
(2)	The grant date fair value of a stock option awards in 2010 was $4.15. The assumptions used in determining the fair value of grants are disclosed in Note 2 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 29, 2010.
(3)	Mr. Gordon does not participate in the non-equity incentive plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes information regarding the number of shares underlying options and the number and value of unvested restricted stock outstanding at December 29, 2010 held by our named executive officers.

	Option awards				Restricted Stock awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price per share ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)

William T. Freeman, Chief Executive Officer(2)	83,334	166,666	$3.92	01/12/2019	—	$—

Michelle M. Lantow, Chief Financial Officer(3)	—	100,000	7.53	01/06/2020	—	—

Michael B. Liedberg, Executive Vice President of Operations	10,000	—	12.00	07/17/2014	1,146	10,337

Steven B. Foote, Vice President of Operations	6,667	—	12.00	07/17/2014	860	7,757

Christopher C. Westcott, Vice President of Operations	20,000	—	12.00	07/17/2014	860	7,757

Kelly A.B. Gordon Vice President of The Boathouse Restaurants	3,000	—	$26.81	03/30/2017	401	$3,617

(1)	The calculation of value is based on the closing price of $9.02 according to the NASDAQ Global Market on December 29, 2010, the last day of trading in fiscal 2010.
(2)	250,000 options were granted to Mr. Freeman on January 12, 2009 which vest annually on each anniversary over a three year period.
(3)	100,000 options were granted to Ms. Lantow on January 6, 2010 which vest annually on each anniversary over a four year period.

STOCK VESTED

The table below summarizes information regarding restricted stock that vested in 2010.

Name	Restricted Stock
	Number of Shares acquired on vesting (#)	Value Realized on vesting ($)(1)

William T. Freeman, Chief Executive Officer	—	$—

Michelle M. Lantow, Chief Financial Officer	—	—

Michael B. Liedberg, Executive Vice President of Operations	1,147	10,759

Steven B. Foote, Vice President of Operations	860	8,067

Christopher C. Westcott, Vice President of Operations	860	8,067

Kelly A.B. Gordon, Vice President of The Boathouse Restaurants	401	$3,761

(1)	Value realized on vesting was calculated using the closing price per share according to The NASDAQ Global Market on the vesting date of the respective grant.

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

Chief Executive Officer

William T. Freeman has an executive severance agreement with the Company that provides severance benefits contingent on our receiving a release of claims from him. The Company considered this agreement important in attracting and retaining Mr. Freeman and in ensuring that his interests are aligned with our stockholders when considering change in control transactions. The amounts payable under this agreement are based on compensation immediately before a termination, but our Compensation Committee does not formally consider these contingent payments when determining other elements of executive compensation.

The benefits under the agreement are as follows:

•

If employment is involuntarily terminated, including due to death or disability, other than for “cause,” which is the willful and continued failure to perform assigned duties or the willful engagement in illegal conduct that materially injures the Company, Mr. Freeman would receive severance equal to (1) one-year’s base salary, plus (2) the average of his bonuses (including non-equity incentive compensation) for the two prior completed fiscal years, plus (3) a pro-rata portion of his estimated bonus (including non-equity incentive compensation) in the year in which he is terminated, plus (4) a lump sum payment of an amount estimated to be sufficient to continue health insurance coverage for six months under COBRA continuation laws.

•

If the Company experiences a change of control and employment is terminated other than for “cause,” or if Mr. Freeman resigns because he is required to move, the Company’s successor does not agree to be bound by the agreement, or Mr. Freeman’s duties, pay or total benefits are reduced, the employee would receive the benefits described above and, in addition, all of his options to purchase common stock would become immediately exercisable.

The estimated amounts that would have been paid to Mr. Freeman assuming he had been terminated without cause at the end of our last fiscal year, would have been as follows.

	One-year base salary	Bonus	Health insurance	Total
William T. Freeman	$450,000	$125,000	$10,187	$585,187

If the termination had occurred following a change of control of the Company, Mr. Freeman would have received the compensation described above, plus the following additional compensation:

	Value of accelerated Stock Options	Total (including amounts specified above)
William T. Freeman	$849,997	$1,435,184

We used $9.02 per share, the closing price of our stock on December 29, 2010, the last trading day of fiscal 2010, to calculate the value of the accelerated options, less the option exercise price per share of $3.92.

Chief Financial Officer

Michelle M. Lantow has an executive severance and non-competition agreement with the Company. The agreement provides the following benefits, contingent on our receiving a release of claims from her:

•

If employment is involuntarily terminated, including due to death or disability, other than for “cause,” which is the willful and continued failure to perform assigned duties or the willful engagement in illegal conduct that materially injures the Company, Ms. Lantow would receive severance equal to six months base salary, plus a lump sum payment of an amount estimated to be sufficient to continue health insurance coverage for three months under COBRA continuation laws.

•

If the Company experiences a change of control and employment is terminated other than for “cause,” or if Ms. Lantow resigns because she is required to move, the Company’s successor does not agree to be bound by the agreement, or Ms. Lantow’s duties, pay or total benefits are reduced, she would receive the benefits described above and, in addition, all of her options to purchase common stock would become immediately exercisable until the earlier of (a) two years after termination of employment or (b) the option expiration date as set forth in the applicable option agreement.

The estimated amounts that would have been paid to Ms. Lantow assuming she had been terminated without cause at the end of our last fiscal year, would have been as follows.

	Six months base salary	Bonus	Health insurance	Total
Michelle M. Lantow	$142,500	$—	$5,093	$147,593

If the termination had occurred following a change of control of the Company, Ms. Lantow would have received the compensation described above, plus the following additional compensation:

	Value of accelerated Stock Options	Total (including amounts specified above)
Michelle M. Lantow	$149,000	$296,593

We used $9.02 per share, the closing price of our stock on December 29, 2010, the last trading day of fiscal 2010, to calculate the value of the accelerated options, less the option exercise price per share of $7.53.

DIRECTOR COMPENSATION

The table below summarizes compensation paid to our non-management directors in 2010.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)	Total Compensation
J. Rice Edmonds(2)	$36,667	$35,000	$71,667
Elliott H. Jurgensen, Jr.(2)	55,000	35,000	90,000
Jeffrey D. Klein(2)	30,000	35,000	65,000
James R. Parish(2)	45,000	35,000	80,000
David B. Pittaway(2)	34,583	35,000	69,583
Eric P. Bauer(3)(4)	4,167	47,500	51,667
Christine F. Deputy Ott(3)(4)	$5,000	$47,500	$52,500

(1)	The Board adopted a program in 2008 to allow directors to elect to receive their cash compensation for service as a director in the form of Company stock, with the number of shares to be received determined by the closing price of the Company stock at the end of each fiscal quarter related to that quarter’s Board fee payments. Elections to receive compensation in the form of Company stock must be made during an open trading window. The fees earned indicated above includes amounts directors elected to receive in stock.
(2)	The stock awards amounts are the grant date fair value of the awards. Messrs. Edmonds, Jurgensen, Klein, Parish, Pittaway received 3,684 of restricted shares on May 19, 2010, which will vest on May 19, 2011 for Messrs. Edmonds, Jurgensen and Parish, and which have vested on November 1, 2010 for Messrs. Klein and Pittaway. The share award was determined by dividing $35,000 by the closing price of the stock on May 19, 2010.
(3)	The stock awards amounts are the grant date fair value of the awards. Mr. Bauer and Ms. Deputy Ott received 2,030 of restricted shares on November 1, 2010, which will vest on May 19, 2011. The share award was determined by dividing $17,500 by the closing price of the stock on November 1, 2010.
(4)	The stock awards amounts are the grant date fair value of the awards. Mr. Bauer and Ms. Deputy Ott received 3,480 of restricted shares on November 1, 2010, which will vest on November 1, 2013. The share award was determined by dividing $30,000 by the closing price of the stock on November 1, 2010.

Messrs. Freeman and Schmick receive no additional compensation to serve as directors. Cash compensation and other amounts paid to independent directors in 2010 consisted of the following:

•	annual compensation of $20,000;

•	$1,250 per each Board meeting attended;

•	annual compensation of $5,000 for service as a member of the Audit Committee and additional annual compensation of $20,000 for service as the chairman of the Audit Committee;

•	annual compensation of $5,000 for service as a member of the Compensation Committee and additional annual compensation of $10,000 for service as the chairman of the Compensation Committee;

•

annual compensation of $5,000 for service as a member of the Nominating and Governance Committee and additional annual compensation of $10,000 for service as the chairman of the Nominating and Governance Committee;

•	a reasonable dining allowance at our restaurants; and

•	reasonable out-of-pocket expenses incurred in attending meetings.

On May 19, 2010, our Board of Directors approved the issuance to each independent director $35,000 of restricted stock, based on the closing price of the stock on the grant date. Additionally, on November 1, 2010, our Board of Directors approved the issuance to each of the new independent director $47,500 of restricted stock, based on the closing price of the stock on the grant date. Our Board of Directors believed the grant was important to further align the interests of our directors with those of our stockholders and that the grant made our total director compensation package more competitive with our peers. The Board also adopted a program to allow directors to elect to receive their cash compensation for service as a director in the form of Company stock, with the number of shares to be received determined by the closing price of the Company stock at the end of each fiscal quarter related to that quarter’s Board fee payments. Certain directors have elected this option.

ADDITIONAL INFORMATION

Stockholder Proposals to be Included in the Company’s Proxy Statement. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in the Company’s 2012 Proxy Statement. A stockholder proposal to be considered for inclusion in proxy materials for our 2012 annual meeting of stockholders must be received by our Corporate Secretary by December 28, 2011. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s Proxy Statement.

Stockholder Proposals Not in the Company’s Proxy Statement. Stockholders wishing to present proposals for action at this annual meeting or at another stockholders’ meeting must do so in accordance with our bylaws, a copy of which is publicly filed and is available on the SEC’s website at www.sec.gov ; a copy may also be obtained upon written request to Michelle M. Lantow, Corporate Secretary, at 1414 NW Northrup Street, Suite 700, Portland, Oregon 97209. A stockholder must give timely notice of the proposed business to the Secretary. For purposes of our 2012 annual meeting of stockholders, such notice, to be timely, must be received by our Corporate Secretary no earlier than November 29, 2011 and no later than December 28, 2011, unless the 2012 annual meeting is held more than 30 days before or 70 days after the anniversary of the date of this year’s annual meeting. In such case, the notice must be received no earlier than 120 days before the date of next year’s annual meeting and no later than 90 days before the meeting or 10 days before announcement of the date of the meeting, whichever is later.

Stockholder Nominations for Director. Stockholders wishing to nominate candidates for election to the Board of Directors at an annual meeting must do so in accordance with our bylaws by giving timely written notice to our Corporate Secretary. The notice must set forth the information in our bylaws including the following;

•	the name and address of the stockholder, as they appear on the corporation’s books, and of the beneficial owner;

•	the class and number of shares of capital stock of the corporation that are owned beneficially and of record by the stockholder and the beneficial owner;

•

a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at the special meeting and intends to appear in person or by proxy at the special meeting to propose such business or nomination;

•

a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (a) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise solicit proxies from stockholders in support of such proposal or nomination;

•	any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934;

•

whether the nominee, if elected, intends to tender, promptly following election, an irrevocable resignation effective upon failure to receive the required vote for re-election at the next annual meeting of stockholders and upon the acceptance of the resignation by the Board in accordance with the Company’s policy on director elections; and

•	the executed consent of each nominee to serve as a director of the Company if elected.

The Company may require any proposed nominee to furnish any other information it reasonably requires to determine the eligibility of the proposed nominee to serve as a director.

If the number of directors to be elected is increased and there is no public announcement by the Company naming all nominees or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely (but only with respect to nominees for new positions created by such increase) if delivered to the Secretary at the Company’s principal executive offices no later than the close of business on the tenth day following the day on which the public announcement is first made by the Company.

Stockholders wishing to make any director nominations at any special meeting of stockholders held for the purpose of electing directors must do so, in accordance with the bylaws, by delivering timely notice to our Corporate Secretary setting forth the information described above for annual meeting nominations. To be timely, the notice must be delivered to our Corporate Secretary at the principal executive offices of the Company not earlier than the close of business on the 90th day prior to the special meeting and not later than the close of business on the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at the meeting. The officer presiding at the meeting may, if in the officer’s opinion the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the bylaws. If such officer does so, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

By Order of the Board of Directors
/s/ Michelle M. Lantow
Michelle M. Lantow, Corporate Secretary

Portland, Oregon

April 19, 2011

McCormick & Schmick’s Seafood Restaurants, Inc.

Annual stockholder meeting, May 26, 2011

PROXY SOLICITED BY BOARD OF DIRECTORS

PLEASE SIGN AND RETURN THIS PROXY

The undersigned hereby appoints William T. Freeman and Michelle M. Lantow, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated in this proxy, all the shares of McCormick & Schmick’s Seafood Restaurants, Inc. Common Stock which the signatory is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of McCormick & Schmick’s Seafood Restaurants, Inc. to be held at 9:00 a.m., Pacific Time, on May 26, 2011 at The Governor Hotel, 614 SW 11th Avenue, Portland, Oregon 97205, or at any adjournments or postponements thereof, with all powers which the signatory would possess if personally present, with respect to the following:

1.	PROPOSAL TO ELECT THE FOLLOWING NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY:

William T. Freeman

Douglas L. Schmick

Elliott H. Jurgensen Jr.

James R. Parish

J. Rice Edmonds

Christine F. Deputy Ott

Eric P. Bauer

YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY OF THE NOMINEES BY WRITING THEIR NAME(S) IN THE SPACE PROVIDED BELOW.

☐ FOR all seven nominees listed above (except as indicated to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed above

(Instructions: Write the name of each nominee in the space above for whom authority to vote is withheld)

2.	PROPOSAL TO CONSIDER AND APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS FURTHER DESCRIBED IN THE PROXY STATEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	ADVISORY VOTE REGARDING THE FREQUENCY WITH WHICH THE COMPANY SHOULD HOLD AN ADVISORY VOTE REGARDING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

YOU MAY INDICATE WHETHER YOU PREFER THE COMPANY HOLD SUCH A VOTE EVERY THREE YEARS, EVERY TWO YEARS, OR EVERY YEAR OR YOU MAY ABSTAIN FROM VOTING BY CHECKING THE APPLICABLE BOX BELOW.

☐ EVERY THREE YEARS	☐ ABSTAIN
☐ EVERY TWO YEARS
☐ EVERY YEAR

4.	RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE 2011 FISCAL YEAR.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	TRANSACTION OF ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OF THE MEETING. A MAJORITY OF THE PROXIES OR SUBSTITUTES AT THE MEETING MAY EXERCISE ALL THE POWERS GRANTED BY THIS PROXY.

The shares represented by this proxy will be voted as specified herein, but if no specification is made, this proxy will be voted FOR election of William T. Freeman, Douglas L. Schmick, Elliott H. Jurgensen Jr., James R. Parish, J. Rice Edmonds, Christine F. Deputy Ott and Eric P. Bauer, in proposal one. The proxies may vote in their discretion as to other matters that may properly come before the annual meeting.

No. of Shares: Date: , 2011

Signature or Signatures

Please date and sign above as your name is printed to the left of the signature line, including designation as executor, trust, etc., if applicable and return in the enclosed envelope. A corporation must be signed for by the president or other authorized officer.

The annual stockholder meeting of McCormick & Schmick’s Seafood Restaurants, Inc. will be held at 9:00 a.m., Pacific Time, on May 26, 2011 at The Governor Hotel, 614 SW 11th Avenue, Portland, Oregon 97205.

Please Note: Any shares of stock of the Company held in the name of fiduciaries, custodians or brokerage houses for the benefit of their clients may only be voted by the fiduciary, custodian or brokerage house itself. The beneficial owner may not directly vote or appoint a proxy to vote the shares and must instruct the person or entity in whose name the shares are held how to vote the shares held for the beneficial owner. Therefore, if any shares of stock of the Company are held in “street name” by a brokerage house, only the brokerage house, at the instructions of its client, may vote or appoint a proxy to vote the shares.